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                                                                   EXHIBIT 10.1

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                      -------------------------------------

                          NETWORK TRANSITION AGREEMENT

                      -------------------------------------



                          dated as of November 7, 2001

                                      among

                    FAIRPOINT COMMUNICATIONS SOLUTIONS CORP.,


                         CHOICE ONE COMMUNICATIONS INC.


                          and selected subsidiaries of


                         CHOICE ONE COMMUNICATIONS INC.



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                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
ARTICLE 1. DEFINITIONS........................................................1
   1.1.    Definitions........................................................1

ARTICLE 2. BASIC TRANSACTION..................................................8
   2.1.    Purchase and Sale of Assets........................................8
   2.2.    Assumption of Contracts and Liabilities............................9
   2.3.    Payment of Purchase Price..........................................9
   2.4.    The Closing.......................................................11
   2.5.    Closing Deliveries by the Seller..................................12
   2.6.    Closing Deliveries by the Buyer...................................13
   2.7.    Consents and Waivers..............................................14
   2.8.    Payment of Transfer Taxes.........................................15
   2.9.    Allocation........................................................15

ARTICLE 3. REPRESENTATIONS AND WARRANTIES  OF THE SELLER.....................15
   3.1.    Organization and Capitalization of the Seller.....................16
   3.2.    Authorization of Transaction......................................16
   3.3.    Noncontravention..................................................16
   3.4.    Financial Statements..............................................17
   3.5.    Intentionally Omitted.............................................17
   3.6.    Legal Compliance..................................................17
   3.7.    Tax Matters.......................................................17
   3.8.    Assumed Real Property.............................................17
   3.9.    Acquired Assets...................................................18
   3.10.   Intellectual Property............................................18
   3.11.   Assumed Contracts................................................19
   3.12.   Acquired Accounts Receivable.....................................19
   3.13.   Litigation.......................................................19
   3.14.   Employees........................................................19
   3.15.   Employee Benefits................................................20
   3.16.   Environment, Health and Safety...................................20
   3.17.   Customers........................................................21

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   3.18.   Brokers' Fees....................................................22
   3.19.   Disclosure.......................................................22
   3.20.   Investment Intent................................................22

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................23
   4.1.    Organization......................................................23
   4.2.    Authorization of Transaction......................................24
   4.3.    Noncontravention..................................................24
   4.4.    The Buyer Shares..................................................24
   4.5.    Buyer Capitalization..............................................24
   4.6.    Commission Filings................................................24
   4.7.    Material Agreements...............................................25
   4.8.    Proceedings.......................................................25
   4.9.    Brokers or Finders................................................25
   4.10.   Transaction Agreement............................................25
   4.11.   Earnings Release.................................................26

ARTICLE 5. PRE-CLOSING COVENANTS.............................................26
   5.1.    General...........................................................26
   5.2.    Conduct of the Business...........................................26
   5.3.    Notices and Consents; Governmental Authorizations.................27
   5.4.    Determination of Fiber Assets.....................................28
   5.5.    Transfer of Fiber Assets..........................................28
   5.6.    Assumed Leases....................................................28
   5.7.    Preservation of Business..........................................28
   5.8.    Full Access.......................................................28
   5.9.    Notice of Developments............................................28
   5.10.   Exclusivity......................................................29
   5.11.   Representation on Buyer's Board of Directors.....................29
   5.12.   Interim Operations...............................................29
   5.13.   NetLever and Web Hosting Customers...............................29
   5.14.   Closing Deliveries...............................................29

ARTICLE 6. COVENANTS WHICH SURVIVE THE CLOSING...............................29
   6.1.    Confidentiality Covenant..........................................29

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   6.2.    Further Assurances................................................30
   6.3.    Disclosure of Breach or Futility..................................30
   6.4.    No Employee Liability.............................................30
   6.5.    Bulk Sales Laws...................................................30
   6.6.    Collection of Payments; Correspondence............................31
   6.7.    Sales And Transfer Taxes..........................................31

ARTICLE 7. CONDITIONS TO OBLIGATION TO CLOSE.................................31
   7.1.    Conditions to Obligation of the Buyer.............................31
   7.2.    Conditions to Obligation of the Seller............................32

ARTICLE 8. TERMINATION.......................................................33
   8.1.    Termination of Agreement..........................................33
   8.2.    Effect of Termination.............................................33

ARTICLE 9. INDEMNIFICATION...................................................34
   9.1.    Survival of Representations.......................................34
   9.2.    Indemnification of the Buyer......................................34
   9.3.    Indemnification of the Seller.....................................35
   9.4.    Procedure for Indemnification.....................................35
   9.5.    Limitations on Indemnity Obligations..............................37
   9.6.    Treatment of Indemnification Payments.............................38

ARTICLE 10. MISCELLANEOUS....................................................38
   10.1.   Press Releases and Public Announcements..........................38
   10.2.   No Third Party Beneficiaries.....................................38
   10.3.   Entire Agreement.................................................38
   10.4.   Succession and Assignment........................................38
   10.5.   Counterparts.....................................................39
   10.6.   Headings.........................................................39
   10.7.   Notices..........................................................39
   10.8.   Governing Law....................................................40
   10.9.   Amendments and Waivers...........................................40
   10.10.  Severability....................................................40
   10.11.  Expenses........................................................40

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   10.12.  Interpretation..................................................40
   10.13.  Construction....................................................40
   10.14.  Incorporation of Exhibits and Schedules.........................40
   10.15.  Specific Performance............................................41

                                      -iv-

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                          NETWORK TRANSITION AGREEMENT

         This NETWORK TRANSITION AGREEMENT (the "Agreement") is made this 7th day of November, 2001, by and among FairPoint Communications Solutions Corp., a Delaware corporation (the "Seller") and Choice One Communications Inc., a Delaware corporation ("Buyer" or "Choice One"), Choice One Communications of New York Inc., a Delaware corporation ("Choice One of New York"), Choice One Communications of Pennsylvania Inc., a Delaware corporation ("Choice One of Pennsylvania"), Choice One of New Hampshire Inc., a Delaware corporation ("Choice One of New Hampshire"), Choice One Communications of Massachusetts Inc., a Delaware corporation ("Choice One of Massachusetts"), Choice One Communications of Maine Inc., a Delaware corporation ("Choice One of Maine", and together with Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire and Choice One of Massachusetts, the "Subsidiaries").

                              W I T N E S S E T H:

         WHEREAS, the Seller is a competitive local exchange carrier engaged in providing telecommunications services; and

         WHEREAS, the Seller desires to sell and transfer and the Buyer desires to purchase and acquire certain assets and rights, as set forth in the schedules attached hereto, in exchange for the Purchase Price and the assumption of certain liabilities as specified herein, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Seller agrees with the Buyer as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "AAA" has the meanings set forth in Section 2.3(b)(v) hereof.

         "ACCOUNTS RECEIVABLE PAYMENT" has the meaning set forth in Section 2.3(a)(iii) hereof.

         "ACQUIRED ACCOUNTS RECEIVABLE" shall mean the outstanding unpaid accounts receivable on the Closing Date for all retail telecommunications services provided to the Clients in the Markets as of the Closing Date, plus any Unbilled Usage Charges. Acquired Accounts Receivable shall not include receivables with respect to access charges or reciprocal compensation charges.

         "ACQUIRED ACCOUNTS RECEIVABLE REPORT" shall mean the written report delivered to Buyer by Seller setting forth the Acquired Accounts Receivable as of the Closing Date.

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         "ACQUIRED ASSETS" shall mean (a) the Massachusetts Assets, (b) the
Maine Assets, (c) the New Hampshire Assets, (d) the New York Assets, (e) the Pennsylvania Assets, (f) the Albany Assets, (g) all Software, (h) the Assumed Contracts, (i) the Acquired Accounts Receivable, and (j) customer records (other than those that constitute Excluded Assets), co-location drawings and specifications and promotional materials.

         "AFFILIATE" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meaning, the term "controlled by"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Network Transition Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "ALBANY ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1A of the Disclosure Schedule.

         "ALLOCATION" has the meaning set forth in Section 2.9 hereof.

         "ASSUMED CONTRACTS" means (a) those contracts, purchase orders and agreements, including employee confidentiality and non-competition agreements, listed in SECTION 2.2(a) of the Disclosure Schedule attached hereto, (b) the Client Contracts, (c) the Software and (d) the Real Property Leases.

         "ASSUMED LEASES" has the meaning set forth in Section 5.8 hereof.

         "ASSUMED LIABILITIES" means only obligations (a) that arise under the Assumed Contracts after the Closing and that do not arise out of (i) any breach or default by Seller or its Affiliates, or (ii) facts that, with notice or a lapse of time or both, would constitute a default on the part of any Seller or its Affiliates in the performance of any of the Assumed Contracts and (b) related to the ownership and operation of the Acquired Assets after the Closing.

         "ASSUMED REAL PROPERTY" has the meaning set forth in Section 3.8 hereof.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "BUSINESS DAY" means Monday through Friday, excluding any such day on which banks are authorized to be closed in the State of New York.

         "BUYER" has the meaning set forth in the preface above.

         "BUYER INDEMNITEES" has the meaning set forth in Section 9.2 hereof.

         "CERCLA" has the meaning set forth in Section 3.16(c) hereof.

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         "COBRA PROVISIONS" has the meaning set forth in Section 6.4(b) hereof.

         "CASH" means cash, cash equivalents, marketable securities and short-term investments.

         "CHOICE ONE" has the meaning set forth in the preface above.

         "CHOICE ONE OF MAINE" has the meaning set forth in the preface above.

         "CHOICE ONE OF MASSACHUSETTS" has the meaning set forth in the preface above.

         "CHOICE ONE OF NEW HAMPSHIRE" has the meaning set forth in the preface above.

         "CHOICE ONE OF NEW YORK" has the meaning set forth in the preface above.

         "CHOICE ONE OF PENNSYLVANIA" has the meaning set forth in the preface above.

         "CLIENTS" means those customers of the Seller which are parties to Client Contracts.

         "CLOSING" has the meaning set forth in Section 2.4 hereof.

         "CLOSING CASH" has the meaning set forth in Section 2.3(a)(ii) hereof.

         "CLOSING DATE" has the meaning set forth in Section 2.4 hereof.

         "CLOSING PURCHASE PRICE" has the meaning set forth in Section 2.3(a)(iii) hereof.

         "CLOSING SHARES" has the meaning set forth in Section 2.3(a)(i) hereof.

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Code or any successor law.

         "COMMON STOCK" means unregistered common stock, par value $.01 per share, of the Buyer.

         "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) relating to the Acquired Assets.

         "CONTINGENT PURCHASE PRICE" has the meaning set forth in Section 2.3 hereof.

         "CONTINGENT PURCHASE PRICE NOTICE" has the meaning set forth in Section 2.3(b)(iii) hereof.

         "DAMAGES" has the meaning set forth in Section 9.2 hereof.

         "DISAPPROVAL NOTICE" has the meaning set forth in Section 2.3(b)(iii) hereof.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule accompanying this Agreement.

         "EARNINGS RELEASE" has the meaning set forth in Section 4.11 hereto.

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         "EFFECTIVE DATE" has the meaning set forth in the preface above.

         "EMPLOYEE BENEFIT PLAN" means: (i) any "employee benefit plan" as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and (ii) all other contracts, programs or arrangements to provide benefits (including, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change of control, vacation, educational assistance, scholarship, moving expenses, holiday and any other fringe benefit plan, contract, program or arrangement, whether written or unwritten, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated) maintained, contributed to or required to be contributed to, by Seller or any of its ERISA Affiliates for the benefit of any employee, former employee, director, officer or independent contractor of Seller or under which Seller or its ERISA Affiliates has any liability with respect to any employee, former employee, director, officer or independent contractor of Seller.

         "ENCUMBRANCE" means any lien, pledge, mortgage, security interest, claim, charge or other encumbrance, right or claim of any kind whatsoever, other than liens for Taxes not yet due and payable.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air and all other environmental media.

         "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any and all federal, state and local laws, statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations, or other legally binding requirements relating to pollution or protection of human health and the environment or worker health and safety, including without limitation, laws, statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations or other binding requirements relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

         "ERISA AFFILIATE" means (a) any corporation included with the Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with the Seller within the meaning of Section 414(c) of the Code,
(c) any member of an affiliated service group of which the Seller is a member within the meaning of Section 414(m) of the Code, or (d) any other Person treated as an affiliate of the Seller under Section 414(o) of the Code.

         "EXCLUDED ASSETS" means the assets of the Seller set forth in SECTION 1.1B of the Disclosure Schedule, including Cash, any accounts receivables not included in the definition of Acquired Accounts Receivable, notes due and intercompany accounts.

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         "EXCLUDED LIABILITIES" means all other Liabilities of the Seller which are not Assumed Liabilities.

         "FAIR MARKET VALUE" has the meaning set forth in Section 9.4(h) hereof.

         "FIBER ASSETS" means the fiber assets located in Erie, Pennsylvania and set forth in SECTION 1.1K of the Disclosure Schedule.

         "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, franchise, order, registration, qualification, accreditation, waiver, variance, or other authorization relating to the Acquired Assets issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "GROSS PROFIT AND LOSS STATEMENT" means the unaudited gross profit and loss statement of the Seller reflecting the operations for the Acquired Assets for the six (6) month period ended September 30, 2001.

         "HAZARDOUS MATERIALS" means any waste, material or other substance that is listed, defined, designated, classified, or regulated as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant under or pursuant to any Environmental, Health and Safety Law, and specifically including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 9.4(a) hereof.

         "INDEMNITEE" has the meaning set forth in Section 9.4(a) hereof

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means actual knowledge, without any special investigation, of Tom Iachetta, Eugene Johnson, John Duda, John LaPenta, Walter E. Leach, Jr., Shirley J. Linn and Robert Ingram relating to a particular fact or other matter.

         "LEGAL REQUIREMENT" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, code, license, permit, standard, guideline, statute or treaty, including, without limitation, those applicable to any Seller or the Acquired Assets.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LINES" has the meaning set forth in Section 2.3(b)(ii) hereof.

         "MAINE ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1C of the Disclosure Schedule.

         "MANAGEMENT SERVICES AGREEMENT" shall mean that certain management services agreement between Choice One and Seller dated as of even date herewith.

         "MASSACHUSETTS ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1D of the Disclosure Schedule.

         "MARKETS" shall mean only those markets set forth in SECTION 1.1E of the Disclosure Schedule.

         "MAXIMUM INDEMNITY AMOUNT" has the meaning set forth in Section 9.5(a) hereof.

         "MEASUREMENT DATE" has the meaning set forth in Section 2.3(b)(i) hereof.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37) and Code Section 414(f).

         "NEW HAMPSHIRE ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1F of the Disclosure Schedule.

         "NEW YORK ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1G of the Disclosure Schedule.

         "ON-NET LINES" has the meaning set forth in Section 2.3(b)(ii) hereof.

         "OPERATIVE DOCUMENTS" means this Agreement, the Exhibits and Schedules to this Agreement, the Disclosure Schedule, the Management Services Agreement, Investors Rights Agreement, and Covenant Not to Compete, and all other instruments, certificates and agreements required hereby and thereby.

         "ORDER" means any award, decision, injunction, judgment, order, decree, ruling, charge, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" means with respect to an action taken by a Person that:

                  (a) such action is consistent with the past practices of such Person, is not of unusual size or duration and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the stockholders, members or partners of such Person; and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         Notwithstanding the foregoing, in no event shall the "Ordinary Course of Business" include any action that would cause the Seller to violate or breach any contract, agreement, representation, or warranty made by it under this Agreement.

         "PENNSYLVANIA ASSETS" shall mean all right, title and interest in and to those assets set forth in SECTION 1.1H of the Disclosure Schedule.

         "PERMITTED LIENS" means those items listed in SECTION 1.1I of the Disclosure Schedule.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization or a Governmental Body (or any department, agency, or political subdivision thereof).

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" means the aggregate of the Closing Purchase Price and the Contingent Purchase Price.

         "SELLER" has the meaning set forth in the preface above.

         "SELLER INDEMNITEES" has the meaning set forth in Section 9.3 hereof.

         "SELLER PLANS" has the meaning set forth in Section 3.15 hereof.

         "SOFTWARE" means the items listed in SECTION 1.1J of the Disclosure Schedule.

         "SUBSIDIARIES" has the meaning set forth in the preface above.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SWITCH SITE LEASE" means that certain NEON Interconnection Agreement relating to premises at 1 Sundial Avenue, Manchester, New Hampshire.

         "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TAXING AUTHORITY" means any Governmental Body, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

         "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THREATENED" A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "THRESHOLD INDEMNITY AMOUNT" has the meaning set forth in Section 9.5(a) hereof.

         "TRANSACTION AGREEMENT" has the meaning set forth in Section 4.10 hereof.

         "TRANSACTION AGREEMENT AMENDMENT" has the meaning set forth in Section
5.11 hereof.

         "UNBILLED USAGE CHARGES" means the amounts billed by FairPoint in the month subsequent to the Closing Date related to the customer usage charges incurred during the preceding month but not yet billed.

                                   ARTICLE 2.

                                BASIC TRANSACTION

         2.1. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing the Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, convey and deliver to the Buyer, all right, title and interest in and to the Acquired Assets, free and clear of any Encumbrance other than the Assumed Liabilities and the Permitted Liens, for the consideration specified in Section 2.3 hereof. Except for the Acquired Assets, the

Buyer will not purchase or acquire any asset of the Seller, including, but not limited to, Seller's rights to the "FairPoint" brand, which shall not be considered or deemed an Acquired Asset.

         2.2. ASSUMPTION OF CONTRACTS AND LIABILITIES. At Closing, subject to
Section 2.7, the Assumed Contracts listed in SECTION 2.2 of the Disclosure Schedule will be assigned by the Seller to the Buyer.

                  (a) At the Closing, Buyer will assume and agree to pay, perform and discharge the Assumed Liabilities. Except for the Assumed Liabilities, the Buyer will not assume or have any responsibility with respect to any obligation or Liability of any kind, whether known or unknown, contingent or absolute and whether now existing or arising hereafter, of the Seller or with respect to the Acquired Assets.

         2.3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall consist of the Closing Purchase Price (defined below) and the contingent purchase price described in Section 2.3(b) hereof (the "Contingent Purchase Price"), each of which is payable pursuant to the terms described below.

                  (a) Closing Purchase Price.

                      (i) At the Closing, the Buyer shall deliver to Seller Two Million Five Hundred Thousand (2,500,000) restricted shares of the Buyer's Common Stock, issued in a private placement to Seller and not registered under the Securities Act of 1933, as amended (the "Closing Shares").

                      (ii) In addition, at the Closing, the Buyer shall deliver to Seller a cash payment in an amount equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) payable by wire transfer of immediately available funds (the "Closing Cash").

                      (iii) On the later of (x) the Closing or (y) five (5) days after the date of delivery of the Acquired Accounts Receivable Report, Buyer will pay to Seller, in the form of a wire transfer of immediately available funds, an amount equal to eighty-five percent (85%) of the Acquired Accounts Receivable, less the Unbilled Usage Charges (the "Accounts Receivable Payment" and together with the Closing Shares and Closing Cash, the "Closing Purchase Price"). For purposes hereof, the Acquired Accounts Receivable shall be calculated in the following manner: (i) if the category of Acquired Accounts Receivable that are greater than sixty (60) days past due exceeds thirteen percent (13%) of the total Acquired Accounts Receivable, the Acquired Accounts Receivable shall be reduced by an amount equal to such excess; and (ii) if the category of Acquired Accounts Receivable that are between thirty (30) and sixty
(60) days past due exceeds seven percent (7%) of the total Acquired Accounts Receivable, the Acquired Accounts Receivable shall be reduced by an amount equal to twenty-five percent (25%) of such excess over seven percent (7%). All calculations under this section shall be performed by the Seller subject to Buyer's review and approval, which will not be unreasonably withheld.

                      (iv) Within thirty (30) days after Closing, the Seller will deliver to the Buyer an electronic report setting forth the Unbilled Usage Charges. Not later than five (5) days after the date of delivery of such report, the Buyer will pay to the Seller, in the form of a wire transfer of immediately available funds, an amount equal to the aggregate amount of Unbilled Usage Charges set forth therein. All calculations under this section shall be performed by the Seller subject to Buyer's review and approval, which will not be unreasonably withheld.

                  (b) Contingent Purchase Price.

                      (i) On a date one hundred fifty (150) days after Closing, the Buyer shall issue to the Seller additional shares of Buyer's Common Stock (the "Contingent Purchase Price") if, on the date one hundred twenty (120) days after Closing (the "Measurement Date"), the number of Lines (as defined below and accounted for in a report delivered to FairPoint no later than fifteen (15) days after the Measurement Date) is equal to or greater than 40,000 and the number of On-Net Lines (as defined below) is equal to or greater than 20,000.

                      (ii) The number of shares of the Buyer's Common Stock that shall comprise the Contingent Purchase Price shall be based upon a two-element measurement system, both elements of which must be achieved for the Seller to earn the Contingent Purchase Price. The two elements shall include (i) the number of equivalent access lines (including UNE loops, resale lines or UNE-P lines and installed active channel T-1 lines and counted on a DS-0 basis) from customers of the business that are converted to and in service by the Buyer ("Lines") and (ii) the number of Lines that are served by the Buyer's network facilities (excluding resale lines and UNE-P lines) ("On-Net Lines"). Both Lines and On-Net Lines will be measured as of the Measurement Date. Using the aforementioned two-element system, the Contingent Purchase Price is determined by reference to the appropriate row in the following chart that yields the greatest number of shares:


----------------------------------------------------------------------------------------------
                  LINES                         ON-NET LINES                  SHARES
----------------------------------------------------------------------------------------------
Less than 40,000                     or    Less than 20,000                    None
----------------------------------------------------------------------------------------------
Equal to or Greater than 40,000     and    Equal to or Greater than 20,000     500,000
----------------------------------------------------------------------------------------------
Equal to or Greater than 45,000     and    Equal to or Greater than 27,000     1,000,000
----------------------------------------------------------------------------------------------
Equal to or Greater than 47,500     and    Equal to or Greater than 31,000     1,250,000
----------------------------------------------------------------------------------------------
Equal to or Greater than 50,000     and    Equal to or Greater than 35,000     1,500,000
----------------------------------------------------------------------------------------------
55,000 or Greater                   and    44,000 or Greater                   2,000,000 (max)


Only one of the foregoing rows shall apply and there shall be no interpolation between rows. In no event shall the number of shares to be issued under this section exceed 2,000,000 shares of the Buyer's Common Stock.

                      (iii) Within one hundred thirty-five (135) days after Closing, Buyer shall give a notice (the "Contingent Purchase Price Notice") to the Seller, in reasonable detail, setting forth the calculation of the Contingent Purchase Price. Upon two (2) days prior written request to Buyer, Seller will be permitted reasonable opportunity to review the books and records used by Buyer to calculate the Contingent Purchase Price. In the event that the Seller shall disapprove of the Buyer's calculation of the Contingent Purchase Price, the Seller shall deliver to Buyer written notice of such disapproval (the "Disapproval Notice"), along with Seller's calculation of the Contingent Purchase Price, and supporting data therefor, within fourteen (14) days after the Contingent Purchase Price Notice is delivered to the Seller. If there is a dispute, Buyer shall nonetheless issue to Seller the shares constituting the Contingent Purchase Price as set forth in the Contingent Purchase Price Notice on or before the 150th day after the Closing. If the Seller is the prevailing party of any dispute, Buyer shall issue, promptly after the resolution of such dispute, any shares of Buyer's Common Stock owed to Seller.

                      (iv) In the absence of a resolution of the dispute as to Contingent Purchase Price within thirty (30) days of Buyer's receipt of the Disapproval Notice, the Contingent Purchase Price will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, in accordance with the provisions below regarding the selection of an arbitrator. The determination of any arbitrator or mutually acceptable accounting firm, as the case may be, so selected shall be conclusive and binding upon the parties, and the fees and expenses of such arbitrator, or mutually acceptable accounting firm, as the case may be, under this Section shall be borne by the non-prevailing party.

                      (v) In the event that the Seller and Buyer are unable to resolve the Contingent Purchase Price within the thirty (30) day period set forth above, and the parties are unable to select a mutually acceptable accounting firm to resolve the dispute, the dispute shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") under the Commercial Arbitration Rules then in effect. The arbitration shall be conducted by a single arbitrator in New York, New York. The parties agree that for any individual to qualify as an arbitrator to hear this dispute, he or she must be a certified public accountant who has not performed accounting or auditing services for Buyer or the Seller or any of their respective affiliates. In considering potential arbitrators, the parties and the AAA shall give preference to individuals who are affiliated with an independent accounting firm of nationally recognized standing. The parties shall endeavor to reach mutual agreement on the identity of an arbitrator within twenty (20) days of the filing of the demand for arbitration. If the parties are unable to do so, the arbitrator will be selected pursuant to the procedures set forth in the Commercial Arbitration Rules then in effect, consistent with the provisions in this paragraph regarding the required and preferred qualifications for an arbitrator. The arbitrator selected shall consider only matters relating to the computation of the Contingent Purchase Price and his or her decision with respect to that issue shall be final and binding upon the Seller and the Buyer. Each party further agrees that the other party shall not be liable for punitive or exemplary damages and the arbitrator shall have no authority to award the same.

                  (c) Notwithstanding the foregoing, the number of shares which Seller is entitled to receive pursuant to this Section 2.3 shall be adjusted to take into account any stock splits, stock dividends, stock combinations and similar transactions occurring between the date hereof and the issuance of such shares. In addition, the rights granted to Seller under Section 3.1 of the Investor Rights Agreement, in the form attached hereto as Exhibit F, shall have the same effect as if Seller was issued the Closing Shares as of the date of this Agreement; provided such rights shall not apply to rollover notes scheduled to be issued by the Buyer on November 9, 2001 or the warrants to be issued in connection therewith.

         2.4. THE CLOSING. Subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing), the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Nixon Peabody LLP, 1300 Clinton Square, Rochester, New York, or such other place as mutually agreed to by the parties, commencing at 9:00 a.m. local time on the third Business Day after satisfaction of all conditions set forth in Article 7 hereof; or such other date as the parties may mutually determine (the "CLOSING DATE").

         2.5. CLOSING DELIVERIES BY THE SELLER At the Closing, the Seller shall execute and deliver or cause to be delivered:

                  (a) To Choice One of Maine, the right to immediate possession of the Maine Assets and a Bill of Sale and General Assignment in the form attached as EXHIBIT A with respect to the transfer of the Maine Assets.

                  (b) To Choice One of Massachusetts, the right to immediate possession of the Massachusetts Assets and a Bill of Sale and General Assignment in the form attached as EXHIBIT A with respect to the transfer of the Massachusetts Assets.

                  (c) To Choice One of New Hampshire, the right to immediate possession of the New Hampshire Assets and a Bill of Sale and General Assignment in the form attached as EXHIBIT A with respect to the transfer of the New Hampshire Assets.

                  (d) To Choice One of New York, the right to immediate possession of the New York Assets and the Albany Assets and a Bill of Sale and General Assignment in the form attached as EXHIBIT A with respect to the transfer of the New York Assets and the Albany Assets.

                  (e) To Choice One of Pennsylvania, the right to immediate possession of the Pennsylvania Assets and a Bill of Sale and General Assignment in the form attached as EXHIBIT A with respect to the transfer of the Pennsylvania Assets.

                  (f) To Choice One of New Hampshire, the right to immediate possession of the premises that are the subject to the Switch Site Lease.

                  (g) To the Buyer and the Subsidiaries, such other instruments of transfer and conveyance as may reasonably be requested by the Buyer and the Subsidiaries, in each case executed by a duly authorized officer of the Seller.

                  (h) To the Buyer and the Subsidiaries, all Consents, as listed in SECTION 2.7 of the Disclosure Schedule, of any Person, whether or not a party to this Agreement, which are necessary for the Seller to effectuate the transfer of the Acquired Assets and the consummation of the transactions contemplated by this Agreement, including without limitation, the Consent of the Seller's lenders.

                  (i) To the Buyer and the Subsidiaries, an Assignment and Assumption Agreement, in the form attached as EXHIBIT B, executed by a duly authorized officer of the Seller with respect to the Assumed Contracts.

                  (j) To the Buyer and the Subsidiaries, copies of the discharges or pay-off letters, as applicable, of all Encumbrances, UCC financing statements or other loan documents, if any, filed against the Acquired Assets.

                  (k) To the Buyer and the Subsidiaries an opinion of counsel to Seller, addressed to Buyer, and dated as of the Closing Date, in a form reasonably acceptable to the Buyer.

                  (l) To the Buyer and the Subsidiaries, certificates issued as of a recent date by the Secretary of State in the jurisdiction of Seller's organization and in each jurisdiction in which the Markets are located certifying as to the legal existence and good standing of Seller and the payment of all taxes.

                  (m) To the Buyer and the Subsidiaries, certificate of the Secretary of Seller, in form reasonably satisfactory to the Buyer, dated the Closing Date and certifying, as to (i) the Seller's organizational documents,
(ii) the incumbency and genuine signature of the Seller's officers who executed the Operative Documents, and (iii) the resolutions of the Seller's Board of Directors authorizing the Seller to execute, deliver and perform this Agreement, the Operative Documents and all other documents and instruments required to effect the transactions contemplated hereby and thereby, such resolutions having been duly adopted and being in full force and effect on the date hereof and as of the Closing Date.

                  (n) To the Buyer and the Subsidiaries, a certificate of an officer of Seller dated the Closing Date and certifying that (i) the Seller's representations and warranties contained in Article 3 are true and correct in all material respects as provided in Section 7.1 on and as of the Closing Date with the same force and effect as though made on such date and (ii) the covenants and agreements of the Seller to be performed on or prior to the Closing Date in accordance with this Agreement have been duly performed in all material respects.

                  (o) To the Buyer, the Non-Competition Agreement in the form attached hereto as EXHIBIT E.

                  (p) To the Buyer, the Investor Rights Agreement in the form attached hereto as EXHIBIT F.

                  (q) To Choice One of Pennsylvania, if elected by Buyer pursuant to Section 5.4 hereof, the right to immediate possession of, and good and valid title to, the Fiber Assets, free of any liens.

                  (r) To the Buyer, such other agreements, instruments and documents as the Buyer reasonably deems necessary to effect the transactions contemplated hereby.

         2.6. CLOSING DELIVERIES BY THE BUYER. At the Closing, the Buyer and the Subsidiaries (as applicable) will execute and deliver or cause to be delivered to the Seller:

                  (a) The Closing Purchase Price pursuant to Section 2.3 hereof.

                  (b) A stock certificate representing the Closing Shares.

                  (c) The Assignment and Assumption Agreement executed by a duly authorized officer of each of the Subsidiaries.

                  (d) A certificate issued as of a recent date by the Secretary of State of the State of Delaware certifying as to the legal existence and good standing of the Buyer and each of the Subsidiaries and foreign qualification in each of the states in which the Markets are located.

                  (e) A certificate of the Secretary of Buyer and each of the Subsidiaries, in form reasonably satisfactory to the Seller, dated the Closing Date and certifying as to (i) its organizational documents and by-laws, (ii) the incumbency and genuine signature of each of its officers who executed the Operative Documents, and (iii) the resolutions of its Board of Directors, authorizing it to undertake the transactions contemplated hereunder and authorizing its signatories to execute and deliver this Agreement and all other documents and instruments required to effect such transactions, such resolutions having been duly adopted and being in full force and effect on the Closing Date.

                  (f) A Certificate of an officer of the Buyer and each of the Subsidiaries dated the Closing Date and certifying that the representations and warranties of the Buyer and each of the Subsidiaries contained in Article 4 are true and correct in all material respects as provided in Section 7.2 on and as of the Closing Date with the same force and effect as though made on such date and (ii) the covenants and agreements of the Buyer to be performed on or prior to the Closing Date in accordance with this Agreement have been duly performed in all material respects.

                  (g) An opinion of counsel to Buyer and the Subsidiaries, addressed to Seller, and dated as of the Closing Date, in a form reasonably acceptable to the Seller.

                  (h) All Consents of any Person, whether or not a party to this Agreement, which are necessary for the Buyer and each of the Subsidiaries to perform its obligations contemplated by this Agreement.

                  (i) Payment of all sales, transfer and documentary taxes payable in connection with the sale, transfer and deliveries under the Operative Documents.

                  (j) To the Seller, the Non-Competition Agreement in the form attached hereto as EXHIBIT E.

                  (k) To the Seller, the Investor Rights Agreement in the form attached hereto as EXHIBIT F.

                  (l) Such other agreements, instruments and documents as the Seller reasonably deems necessary to effect the transactions contemplated hereby.

         2.7. CONSENTS AND WAIVERS

                  (a) SECTION 2.7 of the Disclosure Schedule identifies each lease, contract or other agreement or any license, permit or approval which requires the consent or waiver of any party to be assigned, transferred, subleased or sublicensed. To the extent any lease, contract or other agreement or any license, permit or approval is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or a party thereto (other than the Seller) or any third party (including a government or governmental unit), or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.

                  (b) The Seller agrees to use reasonable efforts to obtain the consents and waivers referred to in this Section 2.7 hereof and to obtain any other consents and waivers necessary to assign, convey, settle, deliver and transfer the Acquired Assets.

                  (c) If any consent or waiver referred to in this Section 2.7 hereof is not obtained prior to Closing, then until such consent is obtained, the Seller shall (i) use commercially reasonable efforts to provide Buyer the benefits of the relevant permit, license, approval, lease, contract or other agreement, (ii) cooperate in any arrangement, reasonable and lawful as to both the Buyer and the Seller, designed to afford to the Buyer the benefits of the Acquired Assets, and (iii) continue to use reasonable efforts to attempt to obtain such consent or waiver for a period of up to ninety (90) days following the Closing.

         2.8. PAYMENT OF TRANSFER TAXES. Buyer shall pay all sales, transfer or use taxes and assessments arising from the sale or transfer of the Acquired Assets.

         2.9. ALLOCATION. Within thirty (30) days following the date hereof, the Buyer and Seller shall mutually agree upon a methodology for preparing an allocation of the Purchase Price pursuant to Section 1060 of the Code (the "Allocation"). The Seller and Buyer agree to negotiate in good faith to determine such methodology. Prior to Closing, the Buyer and Seller shall jointly determine the Allocation using such methodology. The Seller and Buyer agree to
(i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns under the Code and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the Allocation for federal, state or provincial income tax purposes.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         As a material inducement to the Buyer to enter into the Operative Documents and to consummate the transactions contemplated thereunder, the Seller represents and warrants to the Buyer that the statements contained in this
Article 3 (and in the applicable Sections of the Disclosure Schedule) are true and correct as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing Date. The representations in this
Article 3
shall not apply to the Fiber Assets and Seller disclaims any representation or warranty with respect to the Fiber Assets, whether express or implied, including any representations or warranties as to merchantability or fitness for a particular purpose.

         3.1. ORGANIZATION AND CAPITALIZATION OF THE SELLER . Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state in which any of the Markets are located. Seller has all requisite corporate power and authority to own, lease and operate the properties and assets that it purports to own or use, to carry on the business as now conducted (including the performance of all its obligations under the Assumed Contracts).

         3.2. AUTHORIZATION OF TRANSACTION. The Seller has all requisite corporate power and authority to execute and deliver the Operative Documents and to perform its obligations thereunder. The execution, delivery and performance of the Operative Documents by the Seller and the performance by the Seller of the transactions contemplated thereby has been duly authorized and approved by all necessary corporate proceedings on the part of the Seller. Without limiting the generality of the foregoing, the Board of Directors of Seller have duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents. This Agreement has been duly executed and delivered by the Seller. Each of the Operative Documents to which the Seller is a party constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally, public policy and equitable principles generally.

         3.3. NONCONTRAVENTION. The execution and delivery of the Operative Documents by Seller, and the consummation of the transactions contemplated thereby, (a) will not violate any provision of the Certificate of Incorporation or the Bylaws of the Seller, (b) will not violate any statute, rule, regulation, order or decree of any Governmental Body by which the Seller, or the Acquired Assets, are bound or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any material Governmental Authorization that is held by it or that otherwise relates to the Acquired Assets, and (c) will not result in a material violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Seller is a party, or by which the Seller, or any of the Acquired Assets are bound, excluding from the foregoing clauses (b) and (c) violations, breaches or defaults which, either individually or in the aggregate, (i) would not prevent the Seller from performing its obligations under the Operative Documents or the consummation of the transactions contemplated thereby, and (ii) would not adversely affect the Buyer's post-Closing ownership, operation and maintenance of the Acquired Assets. Except as set forth in SECTION 3.3 of the Disclosure Schedule, the Seller is not required to give any notice to, make any filing or registration with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the other Operative Documents, or the consummation or performance of the transactions contemplated hereby and thereby or in order for the Operative Documents to be effective or to preserve any material right or benefit of the business.

         3.4. FINANCIAL STATEMENTS. Seller has delivered to Buyer the Gross Profit and Loss Statement. The Gross Profit and Loss Statement accurately reflects lines, revenue and network costs of the Seller with respect to the Acquired Assets for the period indicated.

         3.5. INTENTIONALLY OMITTED

         3.6. LEGAL COMPLIANCE(a) Except as set forth in SECTION 3.6(a) of the Disclosure Schedule, since January 1, 2001, the Seller has complied in all material respects with each Legal Requirement that is or was applicable to it or the ownership or use of any of the Acquired Assets.

                  (b) To the Knowledge of the Seller, since January 1, 2001, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by the Seller of, or a material failure on the part of the Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature. No Proceeding, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging any failure so to comply.

                  (c) The Governmental Authorizations listed in SECTION 3.6(c) of the Disclosure Schedule constitute all of the material Governmental Authorizations necessary to permit the Seller to lawfully own and use the Acquired Assets in the manner in which it currently owns and uses the Acquired Assets. All material documentation and record-keeping which is required under applicable Legal Requirements has been performed in all material respects in a timely manner.

         3.7. TAX MATTERS. The Seller has filed, caused to be filed or will file on a timely basis all Tax Returns that are, were or will be required to be filed by the Seller with respect to the Acquired Assets, either separately or as a member of a group of corporations, as of the Closing Date, pursuant to applicable Legal Requirements. The Seller has paid, or made provision for the payment of, all Taxes that are applicable to Seller with respect to the Acquired Assets that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Seller, except such Taxes, if any, as are listed on SECTION 3.7(a) of the Disclosure Schedule and are being contested in good faith. All Taxes due and payable by the Seller with respect to the Acquired Assets (whether or not shown on any Tax Return) with respect to all periods (or partial periods) through the Closing Date have been paid or will be paid by the Seller. Except as set forth at SECTION 3.7(a) of the Disclosure Schedule, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         3.8. ASSUMED REAL PROPERTY.

                  (a) SECTION 3.8(a) of the Disclosure Schedule contains a complete and accurate list of each item of real property leased by the Seller in connection with the Acquired Assets that may be assumed by Buyer in accordance with the terms of Section 5.6 (the "Assumed Real Property").

                  (b) To Seller's Knowledge, there are no developments affecting any of the Assumed Real Property pending or Threatened which might materially interfere with any present use of such Assumed Real Property or the future use thereof by Buyer or any of the Subsidiaries consistent with such present use.

                  (c) The Seller has made available to the Buyer correct and complete copies of the leases and subleases, if any, relating to the Assumed Real Property. Except as set forth in SECTION 3.8(c) of the Disclosure Schedule, all leases of the Assumed Real Property are valid, binding and enforceable in accordance with their respective terms. Seller has not received notice of any default under any such lease which remains uncured and to Seller's Knowledge there is no default by the landlord under any lease which remains uncured. There are no known disputes, oral agreements or forbearance programs in effect as to any such lease or sublease. To the Seller's Knowledge, no condemnation, environmental, zoning, land-use or other regulatory proceedings or rule making procedures have been instituted or, to the Seller's Knowledge, are planned to be instituted, with respect to the Assumed Real Property, which would result in the Seller or the Buyer being required to vacate such premises or materially alter or limit the current use of such premises, nor has the Seller received notice of any Proceedings to impose any new Taxes or materially adverse operating restrictions upon any of such properties.

         3.9. ACQUIRED ASSETS. Except as set forth in SECTION 3.9 of the Disclosure Schedule, the Acquired Assets constitute substantially all of the properties (other than the Assumed Real Property) and assets used in connection with the operation of the Acquired Assets in the Markets. Except as set forth in
SECTION 3.9 of the Disclosure Schedule, and exclusive of the Excluded Assets, none of the material tangible personal property included in the Acquired Assets is subject to any personal property or equipment leases. Each such tangible asset, to the Seller's Knowledge, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used. As of the Closing Date, and except as set forth in SECTION 3.8(a) of the Disclosure Schedule, good and valid title to, and valid leasehold interests in, the Acquired Assets shall vest in the Buyer, free and clear of all Encumbrances (other than Permitted Liens) or restrictions on transfer.

         3.10. INTELLECTUAL PROPERTY

                  (a) The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Software. All Software included in the Acquired Assets owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately after the Closing.

                  (b) To the Seller's Knowledge, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and none of the directors, managers, and officers (and employees with responsibility for intellectual property matters) of the Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Seller.

         3.11. ASSUMED CONTRACTS. The Seller has delivered to the Buyer true, complete and correct copies of each written Assumed Contract and a description of each oral Assumed Contract. With respect to each such Assumed Contract: (a) the Assumed Contract is legal, valid, binding, enforceable and in full force and effect; (b) the Assumed Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by the Operative Documents (including the assignments and assumptions referred to in Article 2 above, assuming consent); (c) to the Seller's Knowledge, no party is in breach or default, and, to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Assumed Contract; and (d) no party has repudiated any provision of the Assumed Contract. The Seller has complied in all material respects with all of the provisions of each such Assumed Contract. Except as set forth on SECTION 3.11 of the Disclosure Schedule, all such Assumed Contracts can be freely assigned to the Buyer without penalty or liquidated damages and the assignment of each such Assumed Contract shall be valid and binding on the Seller and the third party thereto. The writings evidencing all such Assumed Contracts constitute the substantive agreement in all material respects between the parties as to the subject matter thereof, including, but not limited to, terms of price and quantity.

         3.12. ACQUIRED ACCOUNTS RECEIVABLE. All Acquired Accounts Receivable are reflected properly on the Seller's books and records, are valid receivables, and are not subject to setoffs or counterclaims, are, to Seller's Knowledge, collectible, subject only to the reserve for bad debts reflected in the Seller's books and records as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

         3.13. LITIGATION. SECTION 3.13 of the Disclosure Schedule sets forth each instance in which the Seller, in connection with the Acquired Assets: (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge; or (b) is a party or, to the Knowledge of the Seller, is Threatened to be made a party to any Proceeding of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the Proceedings set forth in SECTION 3.13 of the Disclosure Schedule, if decided adversely to the Seller, could result in any material adverse effect on the Acquired Assets. The Seller has no Basis to believe that any such Proceeding may be brought or threatened against the Acquired Assets.

         3.14. EMPLOYEES

                  (a) Except as disclosed in SECTION 3.14(a) of the Disclosure Schedule, to the Knowledge of the Seller, no executive, key employee or group of employees of Seller in the Markets has any plans to terminate employment with the Seller, and the Seller has no Knowledge of any reason why any of the Seller's employees would not agree to continue his or her employment following the Closing provided that he or she is offered employment by the Buyer on terms no less favorable to such employee than those terms currently applicable to him or her. The Seller is not a party to or bound by, nor are any of its employees otherwise subject to, any collective bargaining agreement, nor has any Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened or at any time during the past three years made or threatened by or on behalf of any labor union or any representatives thereof with respect to employees of the Seller.

                  (b) A copy of the Seller's most recent payroll for employees in the Markets is attached at SECTION 3.14(b) of the Disclosure Schedule. From and after the Closing Date, the Seller shall remain exclusively liable for the payment to its employees of all salaries, wages and benefits, including severance benefits, under claims incurred but not paid as of and through the Closing Date. The Seller shall remain responsible for and shall retain any and all statutory and contractual Liabilities relating in any manner to the Seller's employees, former employees, and their dependents and beneficiaries, arising in connection with events or circumstances incurred or existing on or prior to the Closing Date including, without limitation, the termination of employment of any of the Seller's employees.

         3.15. EMPLOYEE BENEFITS.

                  (a) SECTION 3.15(a) of the Disclosure Schedule sets forth a complete list of each Employee Benefit Plan that the Seller maintains or to which the Seller contributes ("Seller Plans"). The Seller has made available to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letters received from the Internal Revenue Service and all related trust agreements, insurance contracts and other funding agreements which implement or relate to each such Employee Benefit Plan.

                  (b) The Seller does not contribute to, has never contributed to, or has never been required to contribute to any Multiemployer Plan and has no Liability (including withdrawal Liability) under any Multiemployer Plan.

         3.16. ENVIRONMENT, HEALTH AND SAFETY. Except as set forth in SECTION
3.16 of the Disclosure Schedule:

                  (a) To the Knowledge of the Seller, the Seller, the Assumed Real Property and the Acquired Assets have in the past complied, and are in compliance currently in all material respects, with all Environmental, Health and Safety Laws applicable to the Acquired Assets.

                  (b) To the Knowledge of the Seller, except in material compliance with applicable Environmental, Health and Safety Laws, the Seller has not (i) generated, handled, manufactured, refined, transported, treated, stored, transferred, produced, or processed any Hazardous Material or any solid waste at any of the Assumed Real Properties or any of the Acquired Assets, except in compliance with all applicable Environmental, Health and Safety Laws, or (ii) disposed of or released any Hazardous Material or any solid waste at any of the Facilities, any of the Acquired Assets, or any other property owned, leased, controlled, operated, or occupied at any time by the Seller.

                  (c) To the Knowledge of the Seller, there is not, and has not been, any release, threatened release, or presence of any Hazardous Material on, in, under, adjacent to, or affecting any of the Assumed Real Property or any of the Acquired Assets which may be attributable to the actions of the Seller, except in material compliance with applicable Environmental, Health and Safety Laws. To the Knowledge of the Seller, neither the Assumed Real Property nor any of the Acquired Assets have been placed, or proposed for listing, on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or the CERCLA Information System List or on any state, national or provincial list of contaminated properties.

                  (d) To the Knowledge of the Seller, there are no aboveground or underground storage tank, asbestos or asbestos-containing material in any form or condition, material or equipment containing polychlorinated biphenyls, landfill, surface impoundment, or disposal area present at any of the Assumed Real Properties or any of the Acquired Assets.

                  (e) Except as set forth in SECTION 3.16(e) of the Disclosure Schedule, Seller has not: (A) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any of the Assumed Real Properties or any of the Acquired Assets regarding its compliance with Environmental, Health and Safety Laws; (B) received written notice under the citizen suit provision of any Environmental, Health and Safety Law in connection with any of the Assumed Real Properties or any of the Acquired Assets; (C) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim relating to Environmental, Health and Safety Laws with respect to any of the Assumed Real Properties or any of the Acquired Assets; (D) received any written notice, report, or other information regarding any actual or alleged violation of any Environmental, Health and Safety Law, or any liabilities or potential liabilities including any investigatory, remedial, or corrective obligations, arising under any Environmental, Health and Safety Law with respect to any of the Assumed Real Properties or any of the Acquired Assets; or (E) been subject to or threatened with any written enforcement action with respect to any of the Assumed Real Properties or any of the Acquired Assets.

                  (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligation to conduct a site investigation or cleanup, or to notify or obtain consent from any Governmental Body or third party, pursuant to any Environmental, Health and Safety Law or any obligation of the Seller.

                  (g) To the Knowledge of the Seller, the Seller has provided to Buyer access to all material documents, records, or other relevant information generated by or on behalf of the Seller concerning the Seller's compliance with and status pursuant to Environmental, Health and Safety Laws applicable to any of the Assumed Real Properties or any of the Acquired Assets, including, without limitation, (i) environmental audits, environmental risk assessments, or site assessments (including such assessments of any property adjacent to or in the vicinity of any of the Assumed Real Properties or any of the Acquired Assets),
(ii) documentation regarding the release, threatened release, or disposal of Hazardous Materials on any of the Assumed Real Properties or the Acquired Assets, (iii) soil, water, or air monitoring results, (iv) applicable studies relating to worker health and safety, (v) spill control plans, and (vi) reports from and correspondence with Governmental Bodies.

         3.17. CUSTOMERS

         To the Knowledge of the Seller, the relationships of the Seller with the Clients are generally good commercial working relationships. Except as set forth in SECTION 3.17 of the Disclosure Schedule, during the six (6) months prior to the date of this Agreement, no customer of the Seller which accounted for in excess of $45,000 of the revenues of the Seller during such six (6) months, or $10,000 of such revenues during any one month within such period, has canceled or otherwise terminated its relationship with the Seller.

         3.18. BROKERS' FEES. Except as set forth in SECTION 3.18 of the Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Operative Documents, and there are no such fees or commissions incurred by or on behalf of the Seller for which the Buyer could become liable or obligated.

         3.19. DISCLOSURE. None of the representations and warranties of the Seller contained in the Operative Documents contains any untrue statement of a material fact or, to the Seller's Knowledge, omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made.

         3.20. INVESTMENT INTENT.

                  (a) The Seller is acquiring the Buyer's Common Stock for its own account, for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of such Common Stock.

                  (b) The Seller acknowledges that the shares of Buyer's Common Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state by reason of an exemption or exemptions from registration under the Securities Act and applicable state securities laws in reliance on the Seller's representations contained herein, and that Buyer's reliance on such exemptions is predicated on the accuracy and completeness of the Seller's representations, warranties, acknowledgments and agreements herein. Accordingly, the Seller acknowledges and agrees that the Buyer's Common Stock may not be offered, sold, transferred, pledged or otherwise disposed of by the Seller without an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to Buyer that the proposed transaction will be exempt from registration. The Seller acknowledges that, except as provided in the Investor Rights Agreement, Buyer is not required to register the Buyer's Common Stock under the Securities Act or any applicable state securities law or to make any exemption from registration available. The Seller understands that the Buyer's Common Stock will bear a legend substantially to the effect of the following:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel reasonably acceptable to Choice One Communications Inc. that the proposed transaction will be exempt from registration under the Act and applicable state securities laws."

and that the Buyer will place a stop order against the transfer of the certificates representing the Buyer's Common Stock and refuse to effect any transfers thereof in the absence of satisfaction of the conditions stated in the foregoing legend.

                  (c) The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of its investment in Buyer and of protecting its own interests in connection therewith.

                  (d) The Seller has had the opportunity to review the Network Transition Agreement, Buyer's Form 10-K Annual Report for the year ended December 31, 2000, Buyer's Form 10-Q Quarterly Report for the quarter ended June 30, 2001, Buyer's Form 8-K Interim Report dated September 5, 2001 and Buyer's proxy statement with respect to its 2001 annual meeting of the Buyer (collectively, the "Buyer SEC Reports"). The Seller has had the opportunity to ask questions of Buyer's management, which questions, if any, were answered to the Seller's satisfaction and in writing.

                  (e) The Seller acknowledges that an investment in Buyer's Common Stock involves certain risks, including those risks described in the Buyer SEC Reports. The Seller is able to bear the economic risk of its investment in Buyer's Common Stock for an indefinite period of time. The Seller has not paid or given any commission or other remuneration in connection with the acquisition of Buyer's Common Stock.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereunder and thereunder, the Buyer represents and warrants to the Seller that each of the statements contained in this Article 4 (and in the applicable Sections of the Disclosure Schedule) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

         4.1. ORGANIZATION. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has full corporate power and authority to carry on its business as it is now being conducted; (b) it is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state where the character of its properties or the nature of its activities make such qualification necessary except where the failure to be so qualified would not have a material adverse effect; and (c) it has all requisite corporate power and authority to own, lease and operate the properties and assets that it purports to own or use, to carry on its business as now conducted (including the performance of all its obligations after the Closing under the Assumed Contracts).

         4.2. AUTHORIZATION OF TRANSACTION. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that:
(a) it has all requisite corporate power and authority to execute and deliver the Operative Documents and to perform its obligations thereunder; (b) the execution, delivery and performance by it of the Operative Documents to which it is a party, and the performance by it of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate proceedings;
(c) its Board of Directors has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (d) this Agreement has been duly executed and delivered by it; and (e) each of the Operative Documents to which it is a party constitutes a valid and binding agreement of it, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency and other laws affecting creditors' rights generally, public policy and equitable principles generally.

         4.3. NONCONTRAVENTION. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that: (a) the execution and delivery by it of the Operative Documents to which it is a party, and the consummation by it of the transactions contemplated thereby, (i) will not violate any provision of its Certificate of Incorporation or Bylaws, (ii) will not violate any statute, rule, regulation, order or decree of any Governmental Body by which the it or any of its properties or assets is bound, and (iii) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the it is a party, or by which it or any of its properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not prevent it from performing its obligations under the Operative Documents to which it is a party or the consummation of the transactions contemplated thereby; and (b) except as set forth in SECTION 4.3 of the Disclosure Schedule, the it does not need to give any notice to, make any filing or registration with, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby and by the Operative Documents to which it is a party.

         4.4. THE BUYER SHARES. The shares of Buyer Common Stock issued as part of the Purchase Price or the contingent purchase price, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or any other Encumbrance.

         4.5. BUYER CAPITALIZATION. The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock and 5,000,000 shares of Series A Senior Cumulative Preferred Stock. As of the close of business on November 1, 2001, there were outstanding 37,805,883 shares of Buyer Common Stock, 200,000 shares of Series A Senior Cumulative Preferred Stock and no other shares of capital stock or other voting securities of Buyer were outstanding.
SECTION 4.5 of the Disclosure Schedule is a correct and complete list of the outstanding options, warrants or other rights to acquire Buyer Common Stock from Buyer as of June 30, 2001.

         4.6. COMMISSION FILINGS.

                  (a) Buyer has filed, or will file at or prior to the time due, all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since December 31, 2000. Buyer has made available to Seller (i) its annual reports on Form 10-K for its fiscal year ended December 31, 2000, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended from December 31, 2000 to June 30, 2001, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Buyer held since December 31, 2000, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 2000 (the documents referred to in this Section 4.6(a) being referred to collectively as the "Buyer Commission Documents").

                  (b) As of its filing date, each Buyer Commission Document complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended.

                  (c) As of its filing date, each Buyer Commission Document filed pursuant to the Securities Exchange Act of 1934, as amended, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading which has not been corrected by a subsequent Buyer Commission Document.

         4.7. MATERIAL AGREEMENTS. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that it is not in default under any of the material agreements to which it is a party (including, without limitation, loan documents), and, to Buyer's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other sort) could constitute a default.

         4.8. PROCEEDINGS. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that there is no Proceeding pending or, to its Knowledge, Threatened against it, that would have a material adverse effect on it or on its ability to perform its obligations under the Operative Documents to which it is a party.

         4.9. BROKERS OR FINDERS. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine represents, jointly and severally, that no agent, broker or Person acting on its behalf is, or will be, entitled to any commission or broker's or finder's fee from any of the parties or their Affiliates in connection with any of the transactions contemplated by the Operative Documents to which it is a party.

         4.10. TRANSACTION AGREEMENT. Buyer is a party to a Transaction Agreement, dated as of July 8, 1998, as amended, among Buyer and certain of its institutional shareholders and management shareholders (the "Transaction Agreement"). The Transaction Agreement requires the parties thereto to vote their beneficially owned shares of common stock of the Buyer for certain Directors of the Board of Directors of Buyer. The parties to this Transaction Agreement have voting power over at least 55% of the common stock of the Buyer issued and outstanding as of November 1, 2001.

         4.11. EARNINGS RELEASE. The Buyer's earnings release showing Buyer's financial results for the quarter ended September 30, 2001 (the "Earnings Release") is attached hereto as Schedule 4.11 of the Disclosure Schedule. The Earnings Release fairly presents in all material respects the financial position and the results of operations and cash flows of Buyer as of and for the quarter ended on such date and is otherwise true, correct and complete in all material respects.

                                   ARTICLE 5.

                              PRE-CLOSING COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1. GENERAL. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by the Operative Documents (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7 hereof).

         5.2. CONDUCT OF THE BUSINESS. The Acquired Assets will only be operated in accordance with the Ordinary Course of Business, and there shall be no material adverse change in the condition (financial or otherwise), assets, liabilities, obligations, operations or results of operations of the Acquired Assets. Without limiting the generality of the foregoing, Seller shall not take, or suffer to exist, any of the following actions with respect to the Acquired Assets, without first obtaining the written consent of the Buyer, which shall not be unreasonably withheld:

                  (a) sell, lease, transfer, license, assign or otherwise dispose of any of its assets, tangible or intangible, other than inventory for a fair consideration or other assets in the Ordinary Course of Business;

                  (b) enter into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                  (c) accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $50,000 to which it is a party or by which it is bound;

                  (d) suffer the imposition of any Encumbrance upon any of the Acquired Assets other than Permitted Liens;

                  (e) make any capital expenditure (or series of related capital expenditures) either involving more than $50,000 in the aggregate or outside the Ordinary Course of Business;

                  (f) delay or postpone the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                  (g) grant any extension of credit in the sale of products, collection of receivables or otherwise, other than in the Ordinary Course of Business;

                  (h) cancel, compromise, waive or release any right or claim (or series of related rights and claims) involving more than $50,000;

                  (i) experience any damage, destruction or loss (whether or not covered by insurance) to its property, reasonable wear and tear excepted;

                  (j) engage in any methods of billing and collection, purchase, sale, lease, management, equipment servicing or repair, accounting or operation that vary from its usual and customary past practice;

                  (k) suffer any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business or which has a material adverse effect or is reasonably expected to have a material adverse effect on the Acquired Assets; or

                  (l) agree in writing or otherwise to any of the foregoing.

Notwithstanding the foregoing, Buyer acknowledges that following the execution and delivery of this Agreement the Seller will not be operating its business in accordance with past practice in that it will be winding down its competitive local exchange carrier business in the Markets and, in connection therewith, will be terminating the employment of a significant number of its employees, terminating certain equipment leases, subleasing certain sales offices and discontinuing sales activities in the Markets. Such activities shall not be deemed to be a breach of this Section 5.2.

         5.3. NOTICES AND CONSENTS; GOVERNMENTAL AUTHORIZATIONS. The Seller will give any notices to third parties, and will use its reasonable best efforts to obtain any required Consents, in connection with the matters referred to in
SECTION 2.7 of the Disclosure Schedule and to effect transfers of the Acquired Assets, including, without limitation, the Assumed Contracts. Each of the parties will give any required notices, make any filings, and use its reasonable best efforts to obtain any Governmental Authorizations, including, without limitation, as may be required by (i) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws and (ii) the Federal Communications Commission and each of the public utility commissions of the states of Maine, Massachusetts, New Hampshire, New York and Pennsylvania; provided that Buyer and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Buyer and Seller shall furnish to each other all information reasonably required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by the Operative Documents.

         5.4. DETERMINATION OF FIBER ASSETS. On or before November 20, 2001, the Buyer shall provide the Seller with a written schedule of the Fiber Assets in Erie, Pennsylvania owned by Seller that Buyer desires to acquire at the Closing; provided, however, that the transfer of any Fiber Assets shall not include any electronics related to such Fiber Assets. Such written schedule shall be incorporated into the Disclosure Schedule as SECTION 5.4.

         5.5. TRANSFER OF FIBER ASSETS. Seller shall use its reasonable efforts to transfer to Buyer at Closing the Fiber Assets located in Erie, Pennsylvania and identified in SECTION 5.4 of the Disclosure Schedule; provided that the transfer of any Fiber Assets shall not include any electronics related to such Fiber Assets.

         5.6. ASSUMED LEASES. For a period of ninety (90) days from the date of this Agreement, the Seller shall grant the Buyer an exclusive option to assume or sublease any of the leases relating to the Assumed Real Property described in
SECTION 3.8(a) of the Disclosure Schedule. On or before the termination of such ninety (90)-day period, Buyer shall deliver to Seller a list of all leases relating to such Assumed Real Property that Buyer will assume and Seller will assign (each an "Assumed Lease" and collectively, the "Assumed Leases"). In the event that any Assumed Lease cannot be assigned, but may be subleased, without the Consent of the other party thereto, then Seller shall sublease such real property that is the subject of such Assumed Lease to Buyer on the same terms and conditions as set forth in the Assumed Lease. If such Assumed Lease cannot be assigned or sublet without the Consent of the other party thereto, then, for a period of ninety (90) days from the date hereof, Buyer shall have the right to approach the other party to such real property lease and obtain Consent to the assignment thereof. Seller shall use good faith reasonable efforts to assist Buyer in obtaining such consent and shall make all reasonable efforts to assist Buyer in any negotiations with the landlords under the Assumed Leases. Buyer shall reimburse Seller in cash for any deposits made by Seller or any of its affiliates under any and all Assumed Leases.

         5.7. PRESERVATION OF BUSINESS. The Seller will use its commercially reasonable efforts to keep the Acquired Assets substantially intact, including the Seller's present operations, physical facilities, goodwill, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

         5.8. FULL ACCESS. Until the earlier of termination of this Agreement or Closing pursuant to the terms hereof, the Seller will permit representatives of the Buyer to have full access during normal business hours and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Acquired Assets.

         5.9. NOTICE OF DEVELOPMENTS. Each party hereto will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Article 3 and Article 4, as the case may be. No disclosure by any party hereto pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         5.10. EXCLUSIVITY. Until termination of this Agreement or Closing pursuant to the terms hereof, Seller will not, and will cause its Affiliates, and their respective attorneys, accountants, consultants, advisors and lenders not to: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition or disposition of any portion of the Acquired Assets; or (b) engage or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         5.11. REPRESENTATION ON BUYER'S BOARD OF DIRECTORS. Buyer agrees to cause its Transaction Agreement, dated as of July 8, 1998, as amended, among Buyer and certain of its institutional shareholders and management shareholders, to be amended pursuant to a form of amendment that is reasonably satisfactory to the Seller (the "Transaction Agreement Amendment") to provide that the parties to such Transaction Agreement Amendment will vote their shares of Buyer which are subject to the terms thereof in favor of the election of the Chief Executive Officer of the sole shareholder of Seller (or other designee of the Seller approved by Buyer's Board of Directors, which approval shall not be unreasonably withheld) to the Board of Directors of Buyer so long as the Seller owns at least 2,500,000 shares of Buyer Common Stock (as adjusted for stock splits, stock combinations, stock dividends or similar transactions).

         5.12. INTERIM OPERATIONS. Until termination of this Agreement or Closing pursuant to the terms hereof, Buyer will: (a) not harm or impair the migration of Clients; and/or (b) operate its business in the ordinary course consistent with past practice.

         5.13. NETLEVER AND WEB HOSTING CUSTOMERS. Not later than thirty (30) days from the date hereof, the Buyer may provide the Seller with a written schedule of the NetLever and Web hosting customers of Seller that Buyer desires to assume at the Closing, if any. Such written schedule shall be incorporated into the Disclosure Schedule as SECTION 5.13. Buyer and Seller shall cooperate fully towards the efficient and timely migration of such customers.

         5.14. CLOSING DELIVERIES. The Seller shall cause its subsidiary, FairPoint Solutions Capital LLC, a limited liability company organized under the laws of North Carolina, to issue all bills of sale, general assignments and all other documents necessary to effectuate the transfer and conveyance of the Acquired Assets to Buyer on the Closing.

                                   ARTICLE 6.

                       COVENANTS WHICH SURVIVE THE CLOSING

         6.1. CONFIDENTIALITY COVENANT. Each of the parties hereto shall, and shall cause its agents, representatives, officers, directors and employees to, keep all non-public information concerning the parties disclosed to or obtained in connection with the proposed transactions, confidential except as may be required by law or by any listing agreement with any national securities exchange or quotation system. Except as set forth in Section 10.1 hereof, the terms of the Confidentiality Agreement between the parties dated September 21, 2001 shall survive the execution of this agreement.

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

         6.2. FURTHER ASSURANCES. Each of the parties hereto, upon the request from time to time of the other party hereto and without further consideration, will do each and every act and thing as may be reasonably necessary or reasonably requested to consummate the transactions contemplated hereby (including, without limitation, the orderly transfer to the Buyer of the Acquired Assets and assumption by the Buyer of the Assumed Liabilities), including without limitation: (i) executing, acknowledging and delivering assurances, assignments and other documents and instruments, furnishing information and copies of documents, books and records (including without limitation Tax records); (ii) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and (iii) cooperating with each other party in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested. This Section 6.2 shall survive the Closing for an unlimited period of time.

         6.3. DISCLOSURE OF BREACH OR FUTILITY. If, prior to Closing, any party acquires Knowledge of: (a) a material misrepresentation or material breach by any other party; or (b) an event, occurrence or circumstance making satisfaction of a condition in Section 7.1 or 7.2 hereof unlikely, the party acquiring such Knowledge shall give prompt written notice thereof to each other party in sufficient detail to permit a reasonable analysis thereof. Any due diligence undertaken by the Buyer hereunder shall not diminish the Buyer's right to rely upon the representations, warranties and agreements of the Seller in this Agreement.

         6.4. NO EMPLOYEE LIABILITY.

                  (a) The Buyer shall not be required to offer employment to employees of Seller and shall have no liability for severance pay, vacation, holiday pay, sick leave or any other liability with respect to the employees of the Seller.

                  (b) In the event Buyer agrees to employ any employees of the Seller, the Seller's vested and accrued employee vacation for such employees through the Closing Date shall be paid by the Seller (or released by the employee) on or before the Closing Date (with the Seller providing evidence thereof satisfactory to the Buyer). For purposes of the COBRA health continuation of coverage provisions (hereinafter referred to as the "COBRA Provisions") contained in Section 4980(B) of the Code and in Sections 601 through 608 of ERISA, such employees shall be considered to have undergone a termination of employment with the Seller. It is the understanding and intention of the Seller and the Buyer that no group health plan maintained by the Buyer shall constitute a successor plan to the Seller's group health plans and the Buyer is not a successor employer with respect to the Seller's group health plans and the Buyer is not a predecessor employer with respect to the Seller's group health plans, within the meaning of the COBRA Provisions. Seller shall be responsible for providing continuation of coverage rights for such employees. Seller shall indemnify Buyer for any liability incurred by Buyer as a result of Seller's failure to provide such continuation of coverage right.

         6.5. BULK SALES LAWS. The Buyer hereby waives compliance by the Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales or bulk transfer law. The Seller agrees to indemnify and hold the Buyer harmless from any claims relating to the failure to comply with such laws.

         6.6. COLLECTION OF PAYMENTS; CORRESPONDENCE. Following the Closing Date, the Seller shall forward to Buyer any payments and/or correspondence received by Seller that Buyer is entitled to, net of any payments due to Seller pursuant to the Management Services Agreement, pursuant to this Agreement or related to an Acquired Asset or Assumed Liability.

         6.7. SALES AND TRANSFER TAXES. Within thirty (30) days after the Closing, Seller shall provide evidence to Buyer of the payment by Seller of all sales, transfer and documentary taxes payable in connection with the sale, transfer and deliveries under the Operative Documents to the appropriate taxing or other Governmental Bodies or regulatory agencies or authorities.

                                   ARTICLE 7

                        CONDITIONS TO OBLIGATION TO CLOSE

         7.1. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless waived by Buyer in writing:

                  (a) The representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except for representations and warranties which speak as of a specific date or time other then the Closing Date which need only be true and correct in all material respects as of such date or time.

                  (b) The Seller shall have performed and complied in all material respects with all of its covenants and agreements hereunder to be performed and complied with on or prior to the Closing.

                  (c) The Seller shall have obtained all third party consents needed to permit the transfer or assignment of the Acquired Assets, including, without limitation, the Switch Site Lease and the Assumed Contracts.

                  (d) The parties shall have obtained with finality all Governmental Authorizations necessary or appropriate for the consummation of the transactions contemplated by the Operative Documents. This condition shall include without limitation that all consents, waivers, approvals and authorizations required to be obtained and filings or notices required to be made, by the Buyer or Seller prior to the consummation of the Transactions contemplated by the Operative Documents shall have been obtained from and made by the Federal Communications Commission, and each public utility commission of the states of Maine, Massachusetts, New Hampshire, New York and Pennsylvania.

                  (e) No adverse change in the Acquired Assets or the Seller's business shall have occurred since September 30, 2001 and no fact shall have arisen which has or reasonably could be expected to have an adverse effect on the Acquired Assets or on the Seller's business, where such adverse change or adverse effect shall have an equivalent monetary value in excess of $750,000 or more.

                  (f) No Proceeding shall be pending or Threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement;
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of the Buyer to own the Acquired Assets (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  (g) The Seller shall have removed all Encumbrances in any way affecting the Acquired Assets, other than Permitted Liens.

                  (h) The Buyer shall have received from the Seller at the Closing the certificates, agreements, documents and opinions required pursuant to Section 2.5 hereof.

         7.2. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions unless waived by Seller in writing:

                  (a) The representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date, except for representations and warranties which speak as of a specific date or time other than the Closing Date which need only be true as of such date or time.

                  (b) The Buyer shall have performed and complied in all material respects with all of its covenants and agreements hereunder required to be performed and complied with on or prior to the Closing and Buyer shall have delivered to Seller a certificate to that effect.

                  (c) No Proceeding shall be pending or Threatened wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  (d) No adverse change in the business of Buyer shall have occurred since September 30, 2001 and no fact shall have arisen which has or reasonably could be expected to have an adverse effect on the Buyer, where such adverse change or adverse effect shall have an equivalent monetary value of $750,000 or more.

                  (e) The Seller shall have received from the Buyer at the Closing the certificates, agreements and documents required by Section 2.6 hereof and the Buyer's Common Stock to be issued and delivered to the Seller pursuant to this Agreement will have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will have been approved for listing subject to official notice of issuance by The Nasdaq Stock Market's National Market System.

                  (f) The Transaction Agreement dated as of July 8, 1998, as amended, shall have been amended in accordance with the provisions of Section
5.11 hereof.

                  (g) Seller shall have obtained all consents required for consummation of the transactions contemplated herein pursuant to the Amended and Restated Credit Agreement among the Seller, various lending institutions defined therein, Bank of America, N.A., as Syndication Agent, Bankers Trust Company, as Documentation Agent, and First Union National Bank, as Administrative Agent dated as of November 9, 2000.

                                   ARTICLE 8

                                   TERMINATION

         8.1. TERMINATION OF AGREEMENT. The parties may terminate this Agreement as expressly provided below:

                  (a) The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: (i) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, and failed to cure such breach within five
(5) business days of notice thereof; (ii) if the Management Services Agreement terminates for any reason; or (iii) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under
Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

                  (c) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing: (i) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, and failed to cure such breach within five
(5) business days of notice thereof; or (ii) if the Closing shall not have occurred on or before March 31, 2002, by reason of the failure of any condition precedent under Section 7.2 hereof including, without limitation, payment of the Purchase Price (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement).

         8.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate except that the obligations in Section 6.1 (Confidentiality), Section 10.1 (Press Releases) and Section 10.11 (Expenses) will survive; provided, however, that if this Agreement is terminated by a party because one or more conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1. SURVIVAL OF REPRESENTATIONS. The parties hereto agree that all representations and warranties made in the Operative Documents shall remain operative and in full force and effect as follows, regardless of any investigation or audit made by or on behalf of the relying party or any Knowledge of the relying party before, at or after the Closing: (a) all representations and warranties made by any party in or pursuant to this Agreement shall survive for a period of one (1) year following the Closing, except that (b) the representations and warranties set forth in Sections 3.2,
3.9 (fourth sentence only) and 4.2 shall survive indefinitely, (c) the representation and warranty made in the third sentence of Section 3.9 shall not survive the Closing and (d) the representations and warranties set forth in Sections 3.7, 3.15 and 3.16 shall survive until the applicable statute of limitations has expired.

         9.2. INDEMNIFICATION OF THE BUYER. Seller shall indemnify and hold harmless the Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, Choice One of Maine and their respective Affiliates and their directors, officers, employees, stockholders, agents, successors and assigns (the "Buyer Indemnitees") from and against any and all payments, damages, claims, actions, demands, losses, expenses, costs, obligations and liabilities, including interest, taxes, fines, penalties and reasonable attorneys' fees and expenses and any amounts paid in investigation, defense or settlement of any of the foregoing ("Damages"), which may be asserted against or sustained or incurred by any Buyer Indemnitee in connection with, arising out of, or related to or resulting from:

                  (a) any facts or circumstances which constitute a misrepresentation or breach by Seller of any representation or warranty set forth in this Agreement;

                  (b) any nonfulfillment or breach of any covenant or agreement to be performed on the part of Seller under this Agreement or the other Operative Documents;

                  (c) the enforcement of any rights of Buyer against Seller under or in connection with this Agreement or any other Operative Document;

                  (d) any Excluded Liabilities, including, without limitation, any liability under any bulk sales or transfer laws or theory of successor liability; any claim, action, suit or proceeding arising out of, relating to or resulting from any transaction, event, condition or occurrence involving the Seller or the Acquired Assets with respect to any period on or prior to the Closing Date which does not constitute an Assumed Liability or which, if successful, would give rise to an Excluded Liability; and any action, suit, proceeding, investigation or claim by any third-party against or affecting any Buyer Indemnitee, or the Acquired Assets which, if successful, would give rise to or evidence an Excluded Liability;

                  (e) any claim, action, suit or proceeding alleging any violation of any Environmental Laws in respect of any period on or prior to Closing;

                  (f) any claim, action, suit or proceeding brought by any employee or former employee of Seller relating to the termination of such employees at or prior to the Closing or brought by any Person under the WARN Act or any similar Legal Requirement relating to acts of Seller or its Affiliates at or prior to the Closing;

                  (g) any Excluded Assets; or

                  (h) any claim, action, suit or proceeding brought by any Affiliate, member or stockholder of Seller (other than claims properly brought by a Seller Indemnitee pursuant to this Article 9).

To the full extent permitted by law, the Seller covenants on behalf of itself and its Affiliates not to sue any of the Buyer Indemnitees regarding any matters referenced above.

         9.3. INDEMNIFICATION OF THE SELLER. Each of Buyer, Choice One of New York, Choice One of Pennsylvania, Choice One of New Hampshire, Choice One of Massachusetts, and Choice One of Maine agrees, jointly and severally, to indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, employees, stockholders, agents, successors and assigns (the "Seller Indemnitees") from and against any and all Damages, which may be asserted against or sustained or incurred by the Seller Indemnitees in connection with, arising out of or related to or resulting from:

                  (a) any facts or circumstances which constitute a misrepresentation or breach by Buyer or any of the Subsidiaries of any representation or warranty set forth in this Agreement;

                  (b) any nonfulfillment or breach of any covenant or agreement to be performed on the part of Buyer or any of the Subsidiaries under this Agreement or any other Operative Document;

                  (c) any Assumed Liabilities;

                  (d) the operation of the Acquired Assets after the Closing; or

                  (e) the enforcement of any rights of the Seller against the Buyer or any of the Subsidiaries under or in connection with this Agreement or any other Operative Document.

To the full extent permitted by law, the Buyer covenants on behalf of itself and its Affiliates not to sue any of the Seller Indemnitees regarding any matters referenced above.

         9.4. PROCEDURE FOR INDEMNIFICATION. The obligations of the Seller and the Buyer and the Subsidiaries pursuant to Section 9.2 and Section 9.3, respectively, with respect to a claim or demand for indemnification shall be subject to the following terms and conditions:

                  (a) The party making a claim for indemnification pursuant to this Article 9 (the "Indemnitee") shall promptly give notice to the indemnifying party (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the basis for such claim or demand, and
(ii) the amount of the claim or demand, to the extent specified or otherwise known. If the claim or demand for indemnification relates to a claim, action, suit or proceeding asserted or filed by a third party against the Indemnitee (in this Section 9.4, a "third-party claim") then such notice shall be given by the Indemnitee within twenty (20) days of receipt thereof. The failure of the Indemnitee to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is actually materially prejudiced thereby.

                  (b) Following receipt of notice from the Indemnitee of a claim or demand, the Indemnifying Party shall have fifteen (15) days to make such investigation of the claim or demand as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnitee agrees to make available to the Indemnifying Party (or its authorized representatives) the information relied upon by the Indemnitee to substantiate the claim or demand. If the Indemnitee and the Indemnifying Party agree at or prior to the expiration of said fifteen (15)-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, then the Indemnifying Party shall immediately pay the full amount of the claim to the extent that such Indemnitee is entitled to indemnification pursuant to this Section 9.4. If the Indemnitee and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), then the Indemnitee may pursue or exercise any remedies or rights available to it.

                  (c) After receipt of notice of commencement of any third-party claim evidenced by service of process or other legal pleading, or with reasonable promptness after any other assertion in writing of any third-party claim, the Indemnitee shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading within the period set forth in the second sentence of Section 9.4(a). The failure of the Indemnitee to give the Indemnifying Party such notice shall not relieve the Indemnifying Party of its obligations except to the extent the Indemnifying Party is actually materially prejudiced thereby. Subject to the provisions of
Section 9.4(f), the Indemnifying Party shall have the right to undertake the defense, compromise, or settlement of the third-party claim, by representatives of its own choosing and at its own expense so long as (i) the third-party claim seeks only monetary damages and not an injunction or other equitable relief against the Indemnitee and (ii) the Indemnifying Party diligently conducts such defense (or, if applicable, compromise or settlement). In such event, the Indemnitee may participate in the defense, compromise, or settlement with counsel of its own choice and at its own expense.

                  (d) If the Indemnifying Party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the plaintiff), does not elect to defend such third-party claim, or if the conditions described in clauses (i) and (ii) of Section 9.4(a) are not satisfied, then the Indemnitee shall have the right to retain counsel and undertake the defense, compromise or settlement of such third-party claim, on behalf of, and for the account and risk of, the Indemnifying Party and at the Indemnifying Party's expense, subject to the right of the Indemnifying Party to participate, with its own counsel and at its own expense, in the defense, settlement, or compromise. If the Indemnitee and the Indemnifying Party agree at or prior to the expiration of the period set forth in this Section 9.4(d) (or any mutually agreed upon extension thereof) to the validity and amount of such third-party claim, then the Indemnifying Party shall immediately pay to the Indemnitee the amount so agreed.

                  (e) If there is a conflict of interests which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnitee in defending, compromising, or settling a third-party claim, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnitee. In such event, however, if there is more than one party to be indemnified, the Indemnifying Party shall not be responsible for paying for more than one separate counsel (which may be a firm of attorneys) to represent the Indemnitees, regardless of the number of parties to be indemnified.

                  (f) The Indemnifying Party may compromise, settle or resolve any third-party claim without the consent of the Indemnitee if, and only if, such compromise, settlement or resolution involves only the payment of money and the claimant provides to the Indemnitee a full release from all liability in respect of such claim. Otherwise, the Indemnifying Party may not settle or compromise or resolve the claim without the prior written consent of the Indemnitee.

                  (g) The Indemnitee and the Indemnifying Party must cooperate with all reasonable requests of the other in the defense of any third-party claim.

                  (h) Any amounts payable by Seller to Buyer indemnities under this Section may be paid by Seller either in cash, or with a number of share of Buyer's Common Stock with a value based on their Fair Market Value at such time paid to Buyer equal to the amount due. The "Fair Market Value" of the Buyer's Common Stock shall be equal to the average for the ten consecutive business days immediately prior to the date of determination of the daily closing prices of the Buyer Common Stock on the principal national securities exchange on which the Buyer Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the closing prices as reported by the Nasdaq National Market or, if applicable, the Nasdaq SmallCap Market, or if not then included for quotation on the Nasdaq National Market or the Nasdaq SmallCap Market, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, or if not then publicly traded, the fair market price, not less than book value thereof, of the Buyer Common Stock as determined in good faith by the independent members of the Board of Directors of the Buyer.

                  (i) The Parties hereby agree that the rights set forth in this
Article 9 shall be an Indemnitee's sole and exclusive remedy against an Indemnifying Party. Notwithstanding the foregoing, nothing herein shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud in connection with this Agreement or bringing an action in equity for breaches of Section 5.10 and/or Section 6.1 hereof.

         9.5. LIMITATIONS ON INDEMNITY OBLIGATIONS.

                  (a) The Indemnifying Party shall have no obligation to pay any claim for indemnification pursuant to Section 9.2 or 9.3 of this Agreement unless and until the aggregate amount of all such claims exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Threshold Indemnity Amount"). In the event the aggregate amount of all such claims for which an Indemnified Party seeks indemnification hereunder exceeds the Threshold Indemnity Amount, the Indemnifying Party shall be liable for the entire indemnity amount with respect to such aggregated claims, including the Threshold Indemnity Amount, up to a maximum amount equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the "Maximum Indemnity Amount"). The Threshold Indemnity Amount and the Maximum Indemnity Amount of claim for indemnification shall not apply (i) in the case of fraud, (ii) with respect to the Excluded Liabilities or the Assumed Liabilities or (iii) to claims made pursuant to Section 9.2(b) or 9.3(b) relating to covenants set forth in Article 5 or Article 6 hereof which are to be performed prior to the Closing, as to which the maximum liability with respect to such claims shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

                  (b) Notwithstanding anything to the contrary herein, for purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification under Section 9.2(a) or 9.3(a), the Threshold Indemnity Amount shall be the materiality standard for all purposes and, accordingly, each representation and warranty shall be read without regard to and without giving effect to (i) any knowledge, Party's Knowledge, Knowledge of the Party or like qualifiers, or (ii) materiality or material adverse effect or like qualifiers, that may be contained in such representation or warranty.

         9.6. TREATMENT OF INDEMNIFICATION PAYMENTS. Any payment by an Indemnifying Party under this Article 9 will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for United States Federal income tax purposes.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure (including any filings required to be made with the Securities and Exchange Commission) it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

         10.2. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns. Without limiting the foregoing, this Agreement shall not confer any rights or remedies upon any present or former employee, consultant or agent of the Seller or the Buyer.

         10.3. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules thereto) together with all other Operative Documents constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations , oral or written, by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         10.4. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; PROVIDED, HOWEVER, that the Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder; PROVIDED FURTHER that in any case the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

         10.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.6. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7. NOTICES. All notices, requests, demands, claims and other communications required or permitted to be given under this Agreement shall be in writing and (i) delivered personally or by a nationally recognized overnight courier, (ii) transmitted by facsimile, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Seller:

         FairPoint Communications Solutions Corp.
         521 East Morehead Street, Suite 250
         Charlotte, North Carolina 28202
         Facsimile: (704) 344-8121
         Attention: Walter E. Leach, Jr., Vice President and CFO
         Shirley J. Linn, Esq., General Counsel

         with a copy to:

         Paul, Hastings, Janofsky & Walker LLP
         399 Park Avenue
         New York, New York 10022
         Facsimile: (212) 319-4090
         Attention: Neil A. Torpey, Esq.
         Michael K. Chernick, Esq.

         If to Buyer:

         Choice One Communications Inc.
         100 Chestnut Street, Suite 600
         Rochester, New York 14604
         Facsimile: (716) 530-2739
         Attention: Steve M. Dubnik, Chairman and Chief Executive Officer

         With a copy to:

         Nixon Peabody LLP
         1300 Clinton Square
         Rochester, New York  14603
         Facsimile: (716) 263-1600
         Attn:  James A. Locke III, Esq.

         All such notices, requests, claims, demands and other communications shall be deemed given, effective and received on the date of personal delivery, the date of transmission by facsimile (with electronic confirmation of receipt), the next Business Day after being delivered to a nationally recognized courier for next business day delivery, or on the earlier of receipt or the fifth Business Day after being sent by certified or registered mail. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         10.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

         10.9. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.11. EXPENSES. Except as otherwise provided in this Agreement, each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         10.12. INTERPRETATION. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule expressly identifies such exception and the applicable representation or warranty.

         10.13. CONSTRUCTION. The provisions of this Agreement have been examined, negotiated and revised by counsel for each party, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the drafting of this Agreement.

         10.14. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Sections of the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         10.15. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that, unless otherwise expressly set forth herein, the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                         SIGNATURES APPEAR ON NEXT PAGE

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                            FAIRPOINT COMMUNICATIONS SOLUTIONS CORP.



                            By:   /S/  WALTER E. LEACH, JR.
                                -----------------------------------
                            Name: Walter E. Leach, Jr.
                            Title: Vice President and Chief Financial Officer

                            CHOICE ONE COMMUNICATIONS INC.



                            By:   /S/ STEVE M. DUBNIK
                                -----------------------------------
                            Name: Steve M. Dubnik
                            Title: Chairman and Chief Executive Officer


                            CHOICE ONE COMMUNICATIONS OF NEW YORK INC.,

                            CHOICE ONE COMMUNICATIONS OF PENNSYLVANIA INC.,

                            CHOICE ONE OF NEW HAMPSHIRE INC.,

                            CHOICE ONE COMMUNICATIONS OF MASSACHUSETTS INC., and

                            CHOICE ONE COMMUNICATIONS OF MAINE INC.



                            By:   /S/  STEVE M. DUBNIK
                                -----------------------------------
                            Name: Steve M. Dubnik
                            Title: Chairman and Chief Executive Officer

                     DISCLOSURE SCHEDULE

Section 1.1A..................................... Albany Assets

Section 1.1B..................................... Excluded Assets

Section 1.1C..................................... Maine Assets

Section 1.1D..................................... Massachusetts Assets

Section 1.1E..................................... Markets

Section 1.1F..................................... New Hampshire Assets

Section 1.1G..................................... New York Assets

Section 1.1H..................................... Pennsylvania Assets

Section 1.1I..................................... Permitted Liens

Section 1.1J..................................... Software

Section 1.1K..................................... Fiber Assets

Section 2.2(a)................................... Assumed Contracts

Section 2.7...................................... Consents

Section 3.3...................................... Noncontravention

Section 3.6(a)................................... Legal Compliance

Section 3.6(c)................................... Governmental Authorizations

Section 3.7(a)................................... Tax Matters

Section 3.8(a)................................... Assumed Real Property

Section 3.8(c)................................... Leases

Section 3.9...................................... Acquired Assets

Section 3.11..................................... Assumed Contracts

Section 3.13..................................... Litigation

Section 3.14(a).................................. Employees

Section 3.14(b).................................. List of Seller's Employees

Section 3.15(a).................................. Employee Benefit Plans

Section 3.16..................................... Environmental, Health and
                                                  Safety

Section 3.16(a).................................. Environmental Permits,
                                                  Licenses and Governmental
                                                  Authorizations

Section 3.16(e) ................................. Environmental Proceedings

Section 3.17..................................... Customers

Section 3.18..................................... Broker's Fees

Section 4.3...................................... Noncontravention

Section 4.5...................................... Outstanding Options, Warrants
                                                  and Other Rights

Section 4.11..................................... Earnings Release

Section 5.6...................................... Determination of Fiber Assets

Section 5.13..................................... Net Lever and Web Hosting
                                                  Customers

Section 6.4...................................... Employees Not Offered
                                                  Employment

                                    EXHIBITS

Exhibit A........................................ Bill of Sale and General
                                                  Assignment for the Transfer
                                                  of the Maine Assets, New York
                                                  Assets, Pennsylvania Assets
                                                  and Fiber Assets

Exhibit B........................................ Assignment and Assumption
                                                  Agreement

Exhibit C........................................ INTENTIONALLY REMOVED

Exhibit D........................................ INTENTIONALLY REMOVED

Exhibit E........................................ Non-Competition Agreement

Exhibit F........................................ Investor Rights Agreement